CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement"), dated for reference purposes as of May 25th 2007 is by and between

1
Royal Invest International Corporation (RIIC) a publicly traded corporation trading on the Over the Counter (“OTC”) under the symbol RIIC, incorporated in the United States of America in the State of Delaware with its registered office located at 980 Post Road East, 2nd. floor, Westport, Connecticut 06990, USA, legally represented by its CEO Mr. Jerry Gruenbaum, hereinafter also referred to as “RIIC” or “Client”

2
ECM HOFF HOLDING B.V.   David Havenaar geboren te ’s Gravenhage op zeven maart negentienhonderd drieenzestig, wonende te 3024 VD  Rotterdam, Willembuytewechstraat 118 C2, ongehuwd, houder van een Nederlands paspoort, nummer: NK 4376171, handelend als zelfstandig bevoegd directeur van de besloten vennootschap met beperkte aansprakelijkheid E.C.M. Hoff Holding b.v., Statutair gevestigd te Steenbergen NB en kantoorhoudend te Ditlaar 7, te Amsterdam; Hierna te noemen ECM (“ECM” or "Consultant").

RECITALS

WHEREAS, Consultant is engaged in the business of providing consulting services; and WHEREAS, Client wishes to engage Consultant to provide certain business and financial consulting services in connection with the Client as described herein (the “Services”); and WHEREAS, Consultant desires to provide such Services upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto hereby agree as follows:

AGREEMENT

I.
Appointment. Client hereby engages Consultant to perform the Services and Consultant agrees to accept such engagement upon the terms and conditions set forth herein. Client acknowledges and agrees that Consultant shall have the exclusive right to perform the Services for all parties it introduces the Client to.

II.	The Services. The services described hereunder will be performed on a “reasonable efforts” basis.

a.
Finding Services. To assist Client in securing financing (debt or equity) for additional / acquisition / expansion capital in the form of equity, preferred equity, loan, credit facility, or any other debt instrument (“Financing”), by introducing client to equity and / or debt financing sources, including individuals, banks, finance companies, and other parties (“Qualified Investor(s)” or “Qualified Lender(s)”). No “firm commitment” for financing is either expressed or implied in any scenario. Company will rely solely on its own judgment and that of its legal counsel to determine the desirability of any transaction.

III.	Compensation. Subject to the termination of this Agreement as provided herein, Client shall compensate Consultant for the performance of the Services hereunder upon the following terms and conditions:

a.
Success Fee Compensation Qualified Lenders. A fee (“Success Fee”) of two percent (two hundred basis points) of the maximum proceeds available under the Financing provided by any Qualified Lender(s) (2.0%) introduced by Consultant to Client, immediately due and payable as part of the closing of the Financing. If the Financing is increased or subsequent Financings are issued to Client for the above specified project, by Qualified Lender(s), Consultant will be due additional Success Fees, at the same rate, for a period of Two Years from the closing of the first Financing. The Success Fee will be due and payable to Consultant whenever the proceeds of any Financing are made available to Client by a Qualified Lender(s), even if the term of this agreement has elapsed. Success Fee will be directly paid from any receipt of funds paid by Lender to Client.

b.
Success Fee Compensation Qualified Investors. A fee (“Success Fee”) of eight percent (eight hundred basis points) of the maximum proceeds available under the Financing provided by any Qualified Investor(s) (8.0%) introduced by Consultant to Client, immediately due and payable as part of the closing of the Financing. If the Financing is increased or subsequent Financings are issued to Client for the above specified project, by Qualified Investor(s), Consultant will be due additional Success Fees, at the same rate, for a period of Two Years from the closing of the first Financing. The Success Fee will be due and payable to Consultant whenever the proceeds of any Financing are made available to Client by a Qualified Investor(s), even if the term of this agreement has elapsed. Success Fee will be directly paid from any receipt of funds paid by Investor(s) to Client.

c.
Expenses. All reasonable out of pocket expenses associated with the execution of the Services including: telephone and travel expenses will be reimbursed by the Client within two weeks of their submission, provided that they are authorized in advance in writing by Client.

d.
Non-Exclusive. Consultant agrees to perform the Services efficiently and to the best of Consultant's ability. It is anticipated that the Consultant shall spend as much time as deemed necessary in order to perform the obligations of Consultant hereunder. Notwithstanding the foregoing, Client acknowledges and agrees that Consultant’ engagement with Client is not exclusive and that the Consultant is engaged in other business endeavors and that each Consultant reserves the right to continue to do so throughout the term of this Agreement.

e.
Exclusive. Client acknowledges and agrees that Client’s engagement with Consultant is exclusive for a period of 180 (one hundred and eighty) days starting from the execution of this agreement. During such time, Client shall not engage with any other firms to raise the requested capital.

IV.
Non-Disclosure. Consultant and Client acknowledge that each may have access to proprietary information regarding the business operations of the other and agree to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the non-disclosing parties prior written consent. It is hereby agreed that from time to time Consultant and the Client may designate certain disclosed information as confidential for purposes of this Agreement.

V.
Independent Contractor. Both Client and Consultant agree that Consultant will act as independent contractor in the performance of their duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, are a partner, joint venture, agent, officer or employee of Client. Consultant acknowledges and agrees that Consultant has no authority whatsoever to enter into any binding agreements or contracts on behalf of the Client with any third party or to make any representations or warranties on behalf of the Client to third parties. Consultant each agrees to notify all third parties of its lack of authority to represent and act on behalf of the Client as provided herein.

VI.	Term; Termination.

a.	The term of the Agreement shall commence on INSERT DATE and continue until INSERT DATE or such time as the target funding amount has been reached unless mutually agreed to extend.

b.
Client may terminate this agreement, for cause only, at any time with fifteen days written notice, and a fifteen-day period to cure any breach. For purposes of this subsection "cause" for termination shall be: (a) any felonious conduct or material fraud by Consultant in connection with Client; (b) any embezzlement or misappropriation of funds or property of Client by Consultant; (c) any material breach of or material failure to perform any covenant or obligation of Consultant under this Agreement; or (d) gross negligence by Consultant in the performance of their duties under this Agreement.

VII.
Non-Solicitation. For a period of one year following termination of this Agreement, Consultant agrees not to do any of the following: (i) call on, solicit, or take away any of the Client’s customers or potential customers Consultant became aware of as a result of performing the Services under this Agreement; or (ii) solicit or hire away any of the Client’s employees or contractors which Consultant became aware of as a result of performing the Services under this Agreement.

VIII.	Limitation on Liability/Indemnity.

a.
Consultant will not be liable to Client, or to anyone who may claim any right due to a relationship with Client, for any acts or omissions in the performance of the Services under this Agreement unless such acts or omissions constitutes gross negligence or willful misconduct.

b.
Client agrees to indemnify, defend and hold harmless Consultant, and its respective principals, affiliates, and agents (each, a “Consultant-Related Party”), from and against any and all liabilities, losses, damages, claims, costs, judgments, suits, demands, proceedings, assessments, and expenses that Consultant-Related Party shall incur or suffer that arise, result from or relate to the performance of the Services under this Agreement, unless Consultant are judged by a court of competent jurisdiction to be guilty of gross negligence or willful misconduct.

c.
Consultant agrees to indemnify, defend and hold harmless Client, and its principals, affiliates, and agents (each, a “Client-Related Party”), from and against any and all liabilities, losses, damages, claims, costs, judgments, suits, demands, proceedings, assessments, and expenses that Client-Related Party shall incur or suffer that arise, result from or relate to the gross negligence or willful misconduct of the Consultant.

IX.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto their respective devisees, legatees, heirs, legal representatives, successors, and permitted assigns. The preceding sentence shall not affect any restriction on assignment set forth elsewhere in this Agreement.

X.
Notices. Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, if hand delivered, or forty-eight (48) hours after deposit in the United States mail, postage prepaid, and sent certified or registered mail, return receipt requested, correctly addressed to the addresses of the parties indicated below or at such other address as such party shall in writing have advised the other party.

If to Client:
Royal Invest International Corporation (RIIC)
980 Post Road East, 2nd. floor, Westport, Connecticut 06990, USA

Attn:  Jerry Gruenbaum

If to Consultant:
ECM HOFF HOLDING B.V.
Ditlaar 7
Sloten
The Netherlands

Attn: David Havenaar

XI.
Entire Agreement. Except as provided herein, this Agreement contains the entire agreement of the parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement.

XII.
Counterparts; Facsimile Signatures; Signatures in PDF Form. This agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of a copy of this agreement bearing a signature by facsimile transmission or e-mail in PDF form will have the same effect as physical delivery of the document bearing the original signature.

XIII.	Modification. No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

XIV.
Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the Consultant and Client including, but not limited to arbitration, if the Consultant is the prevailing party, Client shall be reimburse Consultant for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

XV.	Assignment. Except as expressly provided herein, neither party shall assign its rights or obligations under this Agreement without the express prior written consent of the other party.

XVI.
Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California of the United States of America, without reference to the conflicts of law’s provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

"Client"                                                                                                                                                                             "Consultant"

ROYAL INVEST INTERNATIONAL CORP.                                                                                                                 ECM HOFF HOLDING B.V.

By: /s/ Jerry Gruenbaum                                                                                                                                                   By: /s/ David Havenaar
                Jerry Gruenbaum                                                                                                                                                       David Havenaar
Chief Executive Officer                                                                                                                                            Managing Partner